Exhibit 21.2

DZS Inc.[1]
List of Subsidiaries
DZS Inc. had the following subsidiaries at December 31, 2020:

Name	Organized under the laws of

Ark Electronic Products, Inc.	Florida
DASAN Network Solutions, Inc.	California
DASAN Network Solutions, Inc.	Korea
DASAN India Private Limited	India
DASAN Vietnam Company Limited	Vietnam
D-Mobile Limited	Taiwan
DZS Japan Inc.	Japan
DZS GmbH[2]	Germany
DZS Ltd.[3]	United Kingdom
Keymile Ltda.	Brazil
Keymile Sp.z.o.o.	Poland
Paradyne Corporation	Delaware
Paradyne Finance Corp.	Delaware
Paradyne Networks Inc.	Delaware
Paradyne Worldwide Corporation	Delaware
Premisys Communications, Inc.	Delaware
Xybridge Technologies, Inc.	Texas
Zhone AB	Sweden
Zhone Holdings, Inc.	Delaware
Zhone International Ltd.	Cayman Islands
Zhone Technologies B.V.	Netherlands
Zhone Technologies Campus, LLC	California
Zhone Technologies de Argentina SRL	Argentina
Zhone Technologies de Colombia Limitada	Colombia
Zhone Technologies do Brasil LTDA	Brazil
Zhone Technologies GmbH	Germany
Zhone Technologies, Inc.	Canada
DZS International Inc.[4]	Delaware
Zhone Technologies Limited	Hong Kong
Zhone Technologies Ltd.	United Kingdom
Zhone Technologies Pte. Ltd.	Singapore
Zhone Technologies S. de R.L. de C.V.	Mexico
Zhone Technologies S.R.L.	Italy
DZS Services Inc.[5]	Delaware
Zhone Technologies, SA (PTY) LTD	South Africa

[1]	Formerly known as DASAN Zhone Solutions, Inc., name change effective as of August 26, 2020.
[2]	Formerly known as Keymile GMbH, name change effective as of November 23, 2020.
[3]	Formerly known as Keymile Ltd., formerly known as DZSI Ltd., name change effective October 6, 2020.
[4]	Formerly known as Zhone Technologies International, Inc., name change effective as of October 23, 2020.
[5]	Formerly known as ZTI Merger Subsidiary III, Inc., name change effective as of October 23, 2020.